As filed with the Securities and Exchange Commission on March 28, 2022

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Hyperfine, Inc.

(Exact name of registrant as specified in its charter)

Delaware	98-1569027
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

351 New Whitfield Street

Guilford, Connecticut 06437

(Address, including zip code, of registrant’s principal executive offices)

Hyperfine, Inc. 2021 Equity Incentive Plan

Hyperfine Operations, Inc. 2014 Employee, Director and Consultant Equity Incentive Plan, as amended

Liminal Sciences, Inc. 2021 Employee, Director and Consultant Equity Incentive Plan, as amended

(Full title of the plans)

Dave Scott

President and Chief Executive Officer

Hyperfine, Inc.

351 New Whitfield Street

Guilford, Connecticut 06437

Telephone: (203) 458-7100

(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

On December 22, 2021, Hyperfine, Inc., formerly known as HealthCor Catalio Acquisition Corp. (the “Registrant,” “we,” “us” or “our”), completed its business combination (the “Business Combination”) with what was then known as Hyperfine, Inc. (“Legacy Hyperfine”) and Liminal Sciences, Inc. (“Liminal”) in accordance with the terms of the Business Combination Agreement, dated as of July 7, 2021 (the “Business Combination Agreement”), by and among the Registrant, Optimus Merger Sub I, Inc., a Delaware corporation (“Merger Sub I”), Optimus Merger Sub II, Inc. a Delaware corporation (“Merger Sub II”), Legacy Hyperfine, and Liminal pursuant to which Merger Sub I merged with and into Legacy Hyperfine, with Legacy Hyperfine surviving as a wholly owned subsidiary of the Registrant (the “Hyperfine Merger”), and Merger Sub II merged with and into Liminal with Liminal surviving as a wholly owned subsidiary of the Registrant (the “Liminal Merger,” and together with the Hyperfine Merger, the “Mergers”). In connection with the Business Combination, the Registrant changed its name to “Hyperfine, Inc.,” Legacy Hyperfine changed its name to “Hyperfine Operations, Inc.,” and Liminal changed its name to “Liminal Operations, Inc.” (which was subsequently changed to Liminal Sciences, Inc.).

Pursuant to the Business Combination Agreement, the Registrant assumed the Hyperfine Operations, Inc. 2014 Employee, Director and Consultant Equity Incentive Plan, as amended (the “Legacy Hyperfine Plan”), and the Liminal Sciences, Inc. 2021 Employee, Director and Consultant Equity Incentive Plan, as amended (the “Liminal Plan”) and (i) each option to purchase shares of Legacy Hyperfine common stock granted under the Legacy Hyperfine Plan and each option to purchase shares of Liminal common stock granted under the Liminal Plan, whether vested or unvested, that was outstanding and unexercised as of immediately prior to the effective time of the Mergers was assumed by the Registrant and became an option (vested or unvested, as applicable) to purchase shares of the Registrant’s Class A common stock; and (ii) each Legacy Hyperfine restricted stock unit granted under the Legacy Hyperfine Plan and each Liminal restricted stock unit granted under the Liminal Plan outstanding immediately prior to the effective time of the Mergers was assumed by the Registrant and became a restricted stock unit with respect to the Registrant’s Class A common stock (together the “Assumed Plan Awards”). This Registration Statement on Form S-8 is being filed for the purpose of registering shares of the Registrant’s Class A common stock issuable pursuant to the Assumed Plan Awards. In addition, in connection with the Business Combination, on December 21, 2021, the stockholders of the Registrant approved the Hyperfine, Inc. 2021 Equity Incentive Plan (the “2021 Plan”), and the number of shares reserved for issuance under the 2021 Plan was automatically increased effective January 1, 2022 by operation of the 2021 Plan’s “evergreen” provision. This Registration Statement on Form S-8 is also being filed for the purpose of registering shares of the Registrant’s Class A common stock issuable under the 2021 Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

In accordance with the instructional Note to Part I of Form S-8 as promulgated by the Securities and Exchange Commission (the “Commission”), the information specified by Part I of Form S-8 has been omitted from this Registration Statement on Form S-8 for offers of Class A common stock pursuant to the 2021 Plan, the Legacy Hyperfine Plan, and the Liminal Plan. The documents containing the information specified in Part I will be delivered to the participants in the 2021 Plan, the Legacy Hyperfine Plan, and the Liminal Plan covered by this Registration Statement as required by Rule 428(b)(1) under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Commission are incorporated herein by reference:

(a) The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2021, filed with the SEC on March 25, 2022;

(b) The Registrant’s Current Report on Form 8-K filed with the SEC on February 15, 2022; and

(c) The description of the Registrant’s securities contained in the Registrant’s registration statement on Form 8-A (File No. 001-39949), filed by the Registrant with the SEC under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on January 26, 2021, including any amendments or reports filed for the purpose of updating such description.

All reports and other documents filed by the Registrant after the date hereof pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than Current Reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits furnished on such form that relate to such items), prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such reports and documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

The validity of the issuance of the shares of Class A common stock registered under this Registration Statement has been passed upon for the Registrant by Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. and members of that firm own an aggregate of approximately 28,515 shares of Class A common stock of the Registrant.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”), permits a corporation to indemnify its directors and officers against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties. The directors or officers must have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful. In a derivative action, an action only by or in the right of the corporation, indemnification may be made only for expenses, including attorney’s fees, actually and reasonably incurred by directors and officers in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation. No indemnification shall be made if such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which the action or suit was brought determines upon application that the defendant officers or directors are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability. The certificate of incorporation, as amended, of the registrant provides that the registrant may indemnify its directors, officers, employees or agents to the fullest extent permitted by applicable law and the bylaws, as amended, of the registrant provide that the registrant shall indemnify its directors and officers to the fullest extent permitted by applicable law.

Section 102(b)(7) of the DGCL permits a corporation to provide in its charter that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) for payments of unlawful dividends or unlawful stock purchases or redemptions or (4) for any transaction from which the director derived an improper personal benefit. The certificate of incorporation, as amended, of the registrant provides for such limitation of liability.

We have entered into indemnification agreements with each of our directors and officers in which we have agreed to indemnify and hold harmless, and also advance expenses as incurred, to the fullest extent permitted under applicable law, against all expenses, losses and liabilities incurred by the indemnitee or on the indemnitee’s behalf arising from the fact that such person is or was a director, officer, employee or agent of our company or our subsidiaries.

The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, our certificate of incorporation, as amended, our bylaws, as amended, any agreement, any vote of stockholders or disinterested directors or otherwise.

We maintain standard policies of insurance that provide coverage (1) to our directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act and (2) to us with respect to indemnification payments that we may make to such directors and officers.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Exhibit Description	Filed Herewith	Incorporated by Reference herein from Form or Schedule	Filing Date	SEC File/ Reg. Number

4.1	Certificate of Incorporation of Hyperfine, Inc., as amended		Form 8-K (Exhibit 3.1)	12/28/2021	001-39949

4.2	Bylaws of Hyperfine, Inc.		Form 8-K (Exhibit 3.2)	12/28/2021	001-39949

4.3	Specimen Class A Common Stock Certificate		Form S-4/A (Exhibit 4.2)	9/29/2021	333-259148

5.1	Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.	X

Exhibit Number	Exhibit Description	Filed Herewith	Incorporated by Reference herein from Form or Schedule	Filing Date	SEC File/ Reg. Number
23.1	Consent of Deloitte & Touche LLP, independent registered public accounting firm of Hyperfine, Inc.	X

23.2	Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (included in Exhibit 5.1)	X

24.1	Power of Attorney (included on the signature page hereof)	X

99.1+	Hyperfine, Inc. 2021 Equity Incentive Plan		Form 8-K (Exhibit 10.20.1)	12/28/2021	001-39949

99.2+	Form of Stock Option Agreement under 2021 Equity Incentive Plan		Form 8-K (Exhibit 10.20.2)	12/28/2021	001-39949

99.3+	Form of Restricted Stock Unit Agreement under 2021 Equity Incentive Plan	X

99.4+	Hyperfine Operations, Inc. (formerly Hyperfine, Inc.) 2014 Employee, Director and Consultant Equity Incentive Plan, as amended		Form 8-K (Exhibit 10.21.1)	12/28/2021	001-39949

99.5+	Form of Stock Option Agreement under Hyperfine Operations, Inc. (formerly Hyperfine, Inc.) 2014 Employee, Director and Consultant Equity Incentive Plan, as amended		Form 8-K (Exhibit 10.21.2)	12/28/2021	001-39949

99.6+	Liminal Sciences, Inc. 2021 Employee, Director and Consultant Equity Incentive Plan, as amended		Form 8-K (Exhibit 10.22.1)	12/28/2021	001-39949

99.7+	Form of Stock Option Agreement under Liminal Sciences, Inc. 2021 Employee, Director and Consultant Equity Incentive Plan, as amended		Form 8-K (Exhibit 10.22.2)	12/28/2021	001-39949

107	Filing Fee Table	X

+	Denotes management contract or compensatory plan or arrangement.

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (1)(i) and (1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the indemnification provisions summarized in Item 6, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Guilford, State of Connecticut, on March 28, 2022.

HYPERFINE, INC.

By:	/s/ Dave Scott
Dave Scott
President, Chief Executive Officer and Director

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints each of Dave Scott and Alok Gupta, acting alone or together with another attorney-in-fact, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in his or her name, place and stead, in any and all capacities, to sign any or all further amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Dave Scott Dave Scott	President, Chief Executive Officer and Director (Principal Executive Officer)	March 28, 2022

/s/ Alok Gupta Alok Gupta	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	March 28, 2022

/s/ R. Scott Huennekens R. Scott Huennekens	Executive Chairman	March 28, 2022

/s/ Jonathan M. Rothberg, Ph.D. Jonathan M. Rothberg, Ph.D.	Vice Chairman	March 28, 2022

/s/ John Dahldorf John Dahldorf	Director	March 28, 2022

/s/ Ruth Fattori Ruth Fattori	Director	March 28, 2022

/s/ Maria Sainz Maria Sainz	Director	March 28, 2022

/s/ Daniel J. Wolterman Daniel J. Wolterman	Director	March 28, 2022